UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 27, 2006
NATIONAL CITY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10074	34-1111088

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 East Ninth Street, Cleveland, Ohio	44114-3484

(Address of Principal Executive Offices)	(Zip Code)
(216) 222-2000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On July 27, 2006, Fidelity Bankshares, Inc., a Delaware corporation (“Fidelity”), and National City Corporation, a Delaware corporation (“National City”), announced that they entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, Fidelity will be merged with and into National City, with National City being the surviving corporation of such merger. Under the terms of the agreement, for each share of Fidelity common stock, Fidelity stockholders may elect to receive $39.50 in cash or 1.0977 shares of National City common stock subject to allocation procedures that will allow 50 percent of the Fidelity outstanding shares to receive cash and 50 percent to receive stock. The transaction has a total indicated value of approximately $1 billion. Subject to regulatory and Fidelity stockholder approvals, the transaction is expected to close in the first quarter of 2007.
A copy of the news release announcing the execution of the Merger Agreement was issued on July 27, 2006 and is attached hereto as Exhibit 99. A copy of the Merger Agreement is attached hereto as Exhibit 2. The foregoing description is qualified in its entirety by reference to the full text of such exhibits.
Item 9.01. Financial Statements and Exhibits.
(a) Financial Statements of Businesses Acquired: Not applicable
(b) Pro Forma Financial Information: Not applicable
(c) Shell Company Transactions: Not applicable

(d) Exhibits:	2 — Agreement and Plan of Merger 99 — News Release
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National City Corporation (Registrant)
Dated: July 27, 2006	By	/s/ Carlton E. Langer
Carlton E. Langer, Vice President
and Assistant Secretary

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